Exhibit 10.1

EXECUTION COPY
AMENDMENT NO. 3 TO CREDIT AGREEMENT
This AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”), dated as of August 9, 2017, is among BABCOCK & WILCOX ENTERPRISES, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement described below) (in such capacity, the “Administrative Agent”), and each of the Lenders party hereto, and, for purposes of Sections 2, 3, 6, 7 and 9 hereof, acknowledged and agreed by certain Subsidiaries of the Borrower, as Guarantors.
W I T N E S S E T H:
WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement, dated as of May 11, 2015 (as amended by Amendment No. 1 to Credit Agreement, dated as of June 10, 2016, and as further amended by Amendment No. 2 to Credit Agreement, dated as of February 24, 2017, and as from time to time further amended, supplemented, restated, amended and restated or otherwise modified, the “Credit Agreement”; capitalized terms used in this Amendment not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement (as amended hereby)), pursuant to which the Lenders have provided a revolving credit facility to the Borrower;
WHEREAS, the Borrower and the other Loan Parties have entered into that certain Pledge and Security Agreement, in favor of the Administrative Agent for the ratable benefit of the Secured Parties, dated as of June 30, 2015 (as from time to time further amended, supplemented, restated, amended and restated or otherwise modified, the “Collateral Agreement”); and
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to certain amendments to the Credit Agreement and the Collateral Agreement as set forth herein, and the Administrative Agent and the Lenders signatory hereto are willing to effect such amendments on the terms and conditions contained in this Amendment.
NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to the Credit Agreement.
The Credit Agreement is, effective as of the Amendment No. 3 Effective Date (as defined below), hereby amended as follows:

(a)	Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the following new definitions in the appropriate alphabetical order in Section 1.01:

“Amendment No. 3” means that certain Amendment No. 3, dated as of the Amendment No. 3 Effective Date, by and among the Borrower, the Administrative Agent and the Lenders party thereto, and acknowledged and agreed by the Guarantors.
“Amendment No. 3 Effective Date” means August 9, 2017, the date on which the conditions precedent to the effectiveness of Amendment No. 3 were satisfied.
“Budget” means a 13-week cash flow budget of the Borrower and its Subsidiaries, on a consolidated and segment-level basis, in form and substance satisfactory to the Administrative Agent, as may be updated pursuant to Section 6.29.
“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.
“Consultant” means a consultant of recognized national standing acceptable to the Administrative Agent.
“Control Agreement” means a deposit account control agreement, securities account control agreement or a commodities account control agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Loan Party or Loan Parties holding the deposit account or deposit accounts, the security account or securities accounts, or the commodity account or commodities accounts subject to such control agreement, the Administrative Agent and the depositary bank of such deposit account(s), the securities intermediary maintaining any securities account, or the commodity intermediary maintaining any commodity account.
“Excluded Deposit Account” means (a) any deposit account that is used solely for payment of taxes, payroll, bonuses, other compensation and related expenses, in each case, for employees or former employees, (b) fiduciary or trust accounts, (c) zero-balance accounts, so long as the balance in such account is zero at the end of each Business Day and (d) any other deposit account with an average daily balance on deposit not exceeding $100,000 individually or $500,000 in the aggregate for all such accounts excluded pursuant to this clause (d).
“FTI” means FTI Consulting, Inc.
“Intercreditor Agreement” means the Subordination and Intercreditor Agreement, dated as of the Amendment No. 3 Effective Date (as amended, supplemented or otherwise modified in accordance with the terms thereof), between the Administrative Agent, as first priority representative (and its permitted successor and assigns), and Lightship Capital LLC, as second priority representative (and its permitted successor and assigns), in form and substance satisfactory to the Administrative Agent and the Required Lenders.
“Liquidity” means at any time the sum of (a) unrestricted cash and Cash Equivalents of the Borrower and the other Loan Parties, subject to a Control Agreement in favor of the Administrative Agent (excluding any Cash Collateral), provided that such cash shall not be required to be subject to a Control Agreement until 30 days after the Amendment No. 3 Effective Date, (b) unrestricted cash and Cash Equivalents of the Non-Loan Parties in an amount not to exceed $50,000,000 and (c) (i) after the Amendment No. 3 Effective Date and during the Relief Period, the Relief Period Sublimit, less the aggregate outstanding principal amount of Revolving Credit Loans, and, (ii) other than during the Relief Period, the Revolving Credit Facility, less the Total Outstandings.
“Non-Loan Parties” means, collectively, the Subsidiaries that are not Loan Parties.
“Repayment Deadline” has the meaning set forth in Section 2.05(b)(vi).
“Senior Leverage Ratio” means, with respect to the Borrower and its Subsidiaries as of any day, the ratio of (a) Financial Covenant Debt (other than the Indebtedness incurred pursuant to the Second Lien Credit Agreement) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such day to (b) EBITDA for the Borrower and its Subsidiaries for the last four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered.
“Second Lien Credit Agreement” means that certain Second Lien Term Loan Agreement, dated as of the Amendment No. 3 Effective Date (as amended or otherwise modified in accordance with the terms of the Intercreditor Agreement), by and among the Borrower, Lightship Capital LLC, as administrative agent, the lenders party thereto and the other entities party thereto.
“Test Date” has the meaning set forth in Section 2.05(b)(vi).
“Trigger Event” has the meaning set forth in Section 2.05(b)(vi).

(b)	The definition of “Applicable Rate” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended and restated in its entirety as follows:
“Applicable Rate” means, with effect from the Amendment No. 3 Effective Date, a percentage per annum equal to (a) 5.00%, with respect to Eurocurrency Rate Loans, (b) 4.00%, with respect to Base Rate Loans, (c) 1.00% with respect to the commitment fee incurred pursuant to Section 2.09(a), (d) 2.50% with respect to Letter of Credit Fees for Financial Letters of Credit and (e) 1.50% with respect to Performance Letter of Credit Fees / Commercial Letter of Credit Fees.

(c)	The definition of “Cash Management Agreement” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by deleting the text stricken below to read in its entirety as follows:
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements in the ordinary course of business of the Borrower and its Subsidiaries~~, but excluding any such agreement providing for overdraft services or financing that may remain outstanding for more than three Business Days~~.

(d)	Clause (b)(vii) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended and restated in its entirety as follows:

(vii) (x) for any period that includes the fiscal quarter ended December 31, 2016, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Volund Projects in an aggregate amount not to exceed $98,100,000 and, (y) for any period that includes the fiscal quarter ended June 30, 2017, the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced by the Borrower and its Subsidiaries in such quarter in connection with the Volund Projects in an aggregate amount not to exceed $115,200,000.

(e)	Clause (b) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended as follows:

(i)	deleting the word “and” after current clause (vi) thereof;

(ii)	inserting the word “and” after current clause (vii) thereof;

(iii)	inserting new clauses (viii), (ix) and (x) to read in their entirety as follows:
(viii) commencing with the Fiscal Quarter ending September 30, 2017, realized and unrealized foreign exchange losses of the Borrower and its Subsidiaries resulting from the impact of foreign currency changes on the valuation of assets and liabilities;
(ix) fees and expenses incurred in connection with Amendment No. 3, but solely to the extent disclosed in writing to and approved by the Administrative Agent in its reasonable discretion; and
(x) with respect to the period commencing on July 1, 2017 through September 30, 2018, non-recurring charges incurred by the Borrower or its Subsidiaries in respect of business restructurings, provided that the aggregate amount added back to Consolidated Net Income pursuant to this clause (x) for any four consecutive Fiscal Quarter period shall not exceed $4,000,000.

(iv)	amending the proviso at the end of clause (b) of the definition of “EBITDA” by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:
provided, that, to the extent that all or any portion of the income or gains of any Person is deducted pursuant to any of clauses (c)(iv) and (v) below for a given period, any amounts set forth in any of the preceding clauses (b)(i) through (b)~~(vii)~~(x) that are attributable to such Person shall not be included for purposes of this clause (b) for such period,

(f)	Clause (c) of the definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended as follows:

(i)	deleting the word “and” after current clause (v) thereof;

(ii)	inserting the word “and” after current clause (vi) thereof; and

(iii)	inserting new clause (vii) to read in its entirety as follows:

(vii) commencing with the Fiscal Quarter ending September 30, 2017, realized and unrealized foreign exchange gains of the Borrower and its Subsidiaries resulting from the impact of foreign currency changes on the valuation of assets and liabilities.

(g)	The definition of “EBITDA” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by adding the following sentence to end of the final paragraph of such definition:
Notwithstanding the foregoing, no such pro forma adjustment will be required on account of income in an amount not to exceed $3,000,000 in connection with the Borrower’s disposition of its indirect interest in the Stock or Stock Equivalents of Babcock & Wilcox Beijing Co., Ltd.

(h)
The definition of “Immaterial Subsidiary” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Immaterial Subsidiary” means any Subsidiary of the Borrower that, together with its Subsidiaries, (a) contributed less than ~~$3,000,000~~ $1,000,000 to the EBITDA of the Borrower and its Subsidiaries during the most recently-ended four-quarter period of the Borrower (taken as a single period) and (b) as of any date of determination has assets with an aggregate net book value of ~~$3,000,000~~ $1,000,000 or less.

(i)
The definition of “Interest Expense” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Interest Expense” means, for any Person for any period, total interest expense of such Person and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP and including, in any event (without duplication for any period or any amount included in any prior period), (a) net costs under Interest Rate Contracts for such period, (b) any commitment fee (including, in the case of the Borrower or any of its Subsidiaries, the commitment fees hereunder) accrued, accreted or paid by such Person during such period, (c) any fees and other obligations (other than reimbursement obligations) with respect to letters of credit (including, in respect of the Borrower or any of its Subsidiaries, the Letter of Credit Fees) and bankers’ acceptances (whether or not matured) accrued, accreted or paid by such Person for such period, ~~and~~ (d) the fronting fee with respect to each Letter of Credit and (e) any facility fee (including, in the case of the Borrower or any of its Subsidiaries, the facility fees hereunder) accrued, accreted or paid by such Person during such period. For purposes of the foregoing, interest expense shall (i) be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Swap Contracts, (ii) exclude interest expense accrued, accreted or paid by the Borrower or any Subsidiary of the Borrower to the Borrower or any Subsidiary of the Borrower and (iii) exclude credits to interest expense resulting from capitalization of interest related to amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in conformity with GAAP. Notwithstanding the foregoing, “Interest Expense” shall not include any interest expense related to the ARPA litigation, as described in the Borrower’s Form 10-Q for the Fiscal Quarter ended June 30, 2017.

(j)	The definition of “Loan Documents” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:
“Loan Documents” means this Agreement, each Note, the Guaranty, the Intercreditor Agreement, each Security Instrument, each Joinder Agreement, each Committed Loan Notice, each Issuer Document, each Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.03 or 2.15 of this Agreement and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Administrative Agent, any Lender or any L/C Issuer in connection with the Loans made, Letters of Credit issued and transactions contemplated by this Agreement.

(k)
The definition of “Material Real Property” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Material Real Property” means, any parcel of real property located in the United States and owned by any Loan Party that has a Fair Market Value in excess of ~~$3,000,000~~ $1,000,000; provided that~~, upon request of the Borrower,~~ the Administrative Agent may agree in its sole discretion to exclude from this definition any parcel of real property (and/or the buildings and contents therein) that is located in a special flood hazard area as designated by any federal Governmental Authority.

(l)	The definition of “Permitted Acquisition” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by deleting the proviso at the end of clause(d)(ii) thereof.

(m)
The definition of “Relief Period Sublimit” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Relief Period Sublimit” means the lesser of (a) ~~$300,000,000~~ $250,000,000 and (b) Revolving Credit Facility. The Relief Period Sublimit is part of, and not in addition to, the Revolving Credit Facility.

(n)
The definition of “Relief Period Termination Date” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Relief Period Termination Date” means the date, which may be no earlier than the date of delivery of the Compliance Certificate for the fiscal quarter of the Borrower ending ~~December 31, 2017~~ December 31, 2018, on which the Borrower has made a written request for the termination of the Relief Period, and has attached thereto a certification (including reasonably detailed calculations with respect thereto) demonstrating that (a) the Senior Leverage Ratio (calculated as of the last day of the most recent Fiscal Quarter ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered) is not greater than 2.25 to 1.00 and (b) the Interest Coverage Ratio (calculated as of the last day of the most recent Fiscal Quarter ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered) is not less than 4.00 to 1.00.

(o)	The definition of “Restricted Payment” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:

“Restricted Payment” (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents (other than Disqualified Stock) or a dividend or distribution payable solely to the Borrower or one or more Guarantors, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries now or hereafter outstanding other than one payable solely to the Borrower or one or more Guarantors and (c) any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection with any Indebtedness) or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of the Borrower or any other Loan Party, other than any Intercompany Subordinated Debt Payment or any required (in each case) payment, prepayment, redemption, retirement, purchases or other payments, in each case to the extent permitted to be made by the terms of such Subordinated Debt.

(p)
The definition of “Revolving Credit Facility” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time. As of the ~~Closing Date~~ Amendment No. 3 Effective Date, the aggregate amount of the Lenders’ Commitments shall equal ~~$600,000,000~~ $500,000,000.

(q)	The definition of “Subordinated Debt” in Section 1.01 (Defined Terms) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:

“Subordinated Debt” means (a) the Indebtedness incurred pursuant to the Second Lien Credit Agreement and (b) other Indebtedness of the Borrower or any of its Subsidiaries that is, by its terms, expressly subordinated to the prior payment of any of the Obligations pursuant to subordination terms and conditions reasonably satisfactory to the Administrative Agent. The terms of any Subordinated Debt may permit Intercompany Subordinated Debt Payments.

(r)
The definitions of “Leverage Ratio” and “Senior Secured Leverage Ratio” in Section 1.01 (Defined Terms) of the Credit Agreement shall be deleted and each reference thereto shall be replaced with a reference to “Senior Leverage Ratio.”

(s)	The definition of “Leverage Ratio Increase” in Section 1.01 (Defined Terms) of the Credit Agreement shall be deleted.

(t)	Clause (ii) of Section 2.05(b) (Mandatory Prepayments) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:
(ii) Each prepayment of Revolving Credit Loans pursuant to Section 2.05(b)(i) and (vi) shall be applied to the Revolving Credit Facility (without permanent reduction of the Commitments,

except as provided in Section 2.06(a)(ii)) in the manner set forth in clause (iv) of this Section 2.05(b).

(u)	Section 2.05(b) (Mandatory Prepayments) of the Credit Agreement shall be further amended by inserting the following as new clause (vi) to read in its entirety as follows:
(vi)    In the event, and on each occasion, at the close of any Business Day (the “Test Date”), the aggregate unrestricted cash and Cash Equivalents (a) of the Borrower and its Subsidiaries exceeds $75,000,000 or (b) of the Non-Loan Parties exceeds $50,000,000 (a “Trigger Event”), in either case for each of the preceding three Business Days, the Borrower shall prepay the Revolving Credit Loans in an aggregate amount equal to 100% of the amount of such excess such that after giving effect to such repayment, the Borrower and its Subsidiaries and/or the Non-Loan Parties, as applicable, do not hold unrestricted cash and Cash Equivalents in amounts in excess of the above (such mandatory prepayments to be applied as set forth in clause (ii) above) on or prior to (A) the first Business Day after the Test Date or (B) the third Business Day after the Test Date solely with respect to any cash held in a deposit account owned by a Foreign Subsidiary of the Borrower required to be used for such prepayment (each of such dates, a “Repayment Deadline”).

(v)	Clause (b) of Section 2.09 (Other Fees) of the Credit Agreement shall be amended by inserting the following as new clause (iii) to read in its entirety as follows:
(iii) The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with its Applicable Percentage, in Dollars, an annual facility fee of $1,500,000. Such fee shall be payable the first Business Day of each calendar year, shall be fully earned when paid and shall not be refundable for any reason whatsoever, provided that the facility fee for the calendar year in which the Maturity Date is set to occur shall be prorated in accordance with Section 2.10 (Computation of Interest and Fees) for the actual number of days to elapse until the Maturity Date.

(w)	Clause (b) of Section 2.10 (Computation of Interest and Fees) of the Credit Agreement shall be amended and restated in its entirety as follows: “(b) [reserved].”

(x)	Sub-clause (A) of Section 2.16(a)(iii) (Defaulting Lenders; Adjustments; Certain Fees) shall be amended by inserting the text underlined below to read in its entirety as follows:
(A) No Defaulting Lender shall be entitled to receive any commitment fee or facility fee payable under Section 2.09(a) or Section 2.09(b)(iii) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(y)	Section 4.03 (Conditions to all Credit Extensions) of the Credit Agreement shall be amended by inserting the following as new clause (e) to read in its entirety as follows:
(e) (i) The Borrower shall be in pro forma compliance with the Senior Leverage Ratio level in effect for the Fiscal Quarter most recently tested calculated as if such Credit Extension had occurred on the first day of the four full Fiscal Quarters ending on or prior to such day for which the financial statements and certificates required by Section 6.01(a) or 6.01(b) have been delivered (including pro forma application of the proceeds of such Credit Extension) as of the date of such Request for Credit Extension and (ii) no Trigger Event would result from such Credit Extension (including pro forma application of the proceeds of such Credit Extension) and no Repayment Deadline exists.

(z)	Article V (Representations and Warranties) of the Credit Agreement shall be amended by inserting the following as a new Section 5.24 (Budget) to read in its entirety as follows:
5.24.     Budget. The Budget has been prepared in good faith based upon assumptions of the Borrower reasonable at the time made.

(aa)	Section 6.01 (Financial Statements) of the Credit Agreement shall be amended by inserting the following as new clause (d) (Monthly Reports) to read in its entirety as follows:
(d)     Monthly Reports. Within 15 days after the end of each calendar month, commencing with the calendar month ending October 31, 2017, (i) a consolidated balance sheet and profit and loss statement and (ii) segment-level profit and loss statements, in each case, relating to the most recently ended calendar month and with commentary by management on financial and operational performance.

(ab)	Section 6.02(c) (Additional Filings) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:
(c)     Additional Filings. At any time and from time to time, upon the reasonable written request of the Administrative Agent, and at the sole expense of the Loan Parties, duly executed, delivered and recorded instruments and documents for the purpose of obtaining or preserving the full benefits of this Agreement, each Security Instrument and each other Loan Document and of the rights and powers herein and therein granted (and each Loan Party shall take such further action as the Administrative Agent may reasonably request for such purpose, including the filing of any financing or continuation statement under the UCC or other similar Requirement of Law in effect in any domestic jurisdiction with respect to the security interest created by the Collateral Agreement but excluding (other than as set forth in Amendment No. 3) (i) ~~the execution and delivery of any control agreements with respect to deposit accounts or securities accounts (except with respect to deposit accounts holding Cash Collateral provided hereunder), (ii)~~ any filings to perfect Liens on intellectual property, other than any such filings under the UCC or with the U.S. Patent and Trademark Office or U.S. Copyright Office and ~~(iii)~~ (ii) any filings or actions in any jurisdiction outside the United States).

(ac)	Section 6.23 (Real Property) of the Credit Agreement shall be amended by inserting the following sentence to the end of such Section:
Notwithstanding the foregoing, for any Material Real Property that is not subject to a Mortgage as of the Amendment No. 3 Effective Date, such Material Real Property shall not be required to be subject to a Mortgage, and no Loan Party shall be required to deliver any of the documents or other agreements under this Section 6.23, until 60 days (or such longer period as permitted by the Administrative Agent in its sole discretion) after the Amendment No. 3 Effective Date.

(ad)
The last sentence of Section 6.24 (Further Assurances) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

Notwithstanding anything to the contrary contained in this Section 6.24 or any Loan Document (other than as set forth in Amendment No. 3), no Loan Party shall be required to (i) ~~execute or deliver any control agreements with respect to deposit accounts (other than with respect to Cash Collateral), commodities accounts or securities accounts, (ii)~~ make any filings to perfect Liens on intellectual property, other than any such filings under the UCC or with the U.S. Patent and Trademark Office or U.S. Copyright Office~~,~~ and ~~(iii)~~ (ii) make any filings or take any actions in any jurisdiction outside the United States to create or perfect any Liens created by the Security Instruments.

(ae)
Article VI (Affirmative Covenants) of the Credit Agreement shall be further amended by inserting the following as new Sections 6.28 (Consultant), 6.29 (Variance and Cash Flow Reporting), 6.30 (Account Control Agreements) and 6.31 (Information Updates) to read in their entirety as follows:

6.28     Consultant. Within 30 days after the Amendment No. 3 Effective Date, solely during the Relief Period, the Borrower shall (a) retain a Consultant, which Consultant shall assist the Borrower in further developing its financial planning & analysis function, standardization of segment reporting and weekly cash flow forecasting, and shall not terminate or modify such engagement without the consent of the Administrative Agent and the Required Lenders, (b) cause the Consultant to be available to the Administrative Agent and the Administrative Agent’s advisors, including FTI, in each case as commercially reasonable and (c) cause the Consultant to present a monthly written update to the Administrative Agent and the Lenders on progress achieved and answer any related questions of the Administrative Agent or the Lenders.
6.29    Variance and Cash Flow Reporting. Solely during the Relief Period, the Borrower shall deliver, each in form and substance satisfactory to the Administrative Agent, (a) prior to 5:00 p.m. (New York City time) on the third Business Day of each calendar week, a variance report showing all variances by line-item from the amounts set forth in the Budget, as most recently updated, with an explanation for each material line-item variance, and (b) prior to 5:00 p.m. (New York City time) on the tenth (10th) Business Day of each calendar month, an update to the Budget covering the 13-week period after the week’s end of the week in which such day occurs.
6.30     Account Control Agreements. At all times after 30 days after the Amendment No. 3 Effective Date (or such longer period as permitted by the Administrative Agent in its sole discretion), the Borrower shall maintain and shall cause each other Loan Party to enter into and maintain, Control Agreements with respect to each of the Loan Parties’ deposit accounts, securities accounts, commodity accounts, except for Excluded Deposit Accounts.
6.31    Information Updates. Solely during the Relief Period, the Borrower shall (a) (i) hold bi-weekly conference calls with the Administrative Agent and the Administrative Agent’s advisors, including FTI, and the Consultant and, (ii) commencing once the relevant delivery requirement is in effect, a monthly conference call with the Administrative Agent, the Administrative Agent’s advisors, including FTI, the Lenders and the Consultant to discuss the financial statements furnished pursuant to Section 6.01(d), each segment’s performance and material contracts, including current margin expectations compared to original estimates, and (b) provide the Administrative Agent’s advisors, including FTI, upon request with commercially reasonable access to records, books of account and the properties of the Borrower and its Subsidiaries with no notice required and on an ongoing basis until the end of the Relief Period.

(af)	Section 7.01 (Indebtedness) of the Credit Agreement shall be amended by:

(i)	deleting the word “and” after current clause (n) thereof;

(ii)	inserting the word “and” after current clause (o) thereof; and

(iii)	inserting a new clause (p) to read in its entirety as follows:
(p) Indebtedness of the Loan Parties under the Second Lien Credit Agreement in an aggregate outstanding principal amount not to exceed the applicable Maximum Second Priority Principal Amount (as defined in the Intercreditor Agreement);

(iv)	amending the proviso at the end of Section 7.01 by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:
provided that after the Amendment No. 3 Effective Date and during the Relief Period, the aggregate outstanding principal amount of all Indebtedness pursuant to Sections 7.01(i) and (o) ~~that is not Subordinated Debt~~ (including any Indebtedness that is Subordinated Debt) shall not exceed ~~$300,000,000~~ $20,000,000 at any time.

(ag)	Clause (n) of Section 7.02 (Liens) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:
(n) Liens not otherwise permitted by this Section securing obligations or other liabilities (other than Indebtedness for borrowed money) of the Borrower or its Subsidiaries; provided that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed (i) after the Amendment No. 3 Effective Date and during the Relief Period, $2,000,000 and (ii) other than during the Relief Period, $15,000,000 at any time;

(ah)	Section 7.02 (Liens) of the Credit Agreement shall be further amended by:

(i)	deleting the word “and” after current clause (p) thereof;

(ii)	inserting the word “and” after current clause (q) thereof; and

(iii)	inserting a new clause (r) to read in its entirety as follows:
(r) Liens securing Indebtedness or other obligations of the Loan Parties permitted to be incurred in accordance with Section 7.01(p), so long as such Liens are subject to the provisions of the Intercreditor Agreement.

(ai)	Clause (h) of Section 7.03 (Investments) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

(h) Investments in connection with a Permitted Acquisition; provided, that at any time after the Amendment No. 3 Effective Date and during the Relief Period, ~~the aggregate consideration paid for all Permitted Acquisitions closed during the Relief Period shall not exceed $10,000,000 less the amount of Investments outstanding at such time pursuant to Section 7.03(l)(ii)~~ no Investments in connection with a Permitted Acquisition shall be permitted;

(aj)	Clause (l) of Section 7.03 (Investments) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:
(l) other Investments not constituting Acquisitions by the Borrower or any Subsidiary made after the Closing Date; provided that the aggregate outstanding amount of all Investments made pursuant to this clause (l) (i) at a time (other than during the Relief Period) when the Senior Leverage Ratio (after given pro forma effect to such Investments and any Indebtedness incurred in connection therewith) was greater than or equal to 2.00 to 1.00 shall not exceed 10% of the consolidated total assets of the Borrower and its Subsidiaries, as determined in accordance with GAAP as of the last day of the immediately preceding Fiscal Year and (ii) at any time after the Amendment No. 3 Effective Date and during the Relief Period shall not exceed ~~(A) $10,000,000~~ $0.00 ~~less (B) the aggregate consideration paid for all Permitted Acquisitions closed during the Relief Period pursuant to Section 7.03(h)~~; provided further that upon request by the Administrative Agent at any time the Senior Leverage Ratio is greater than or equal to 2.00 to 1.00, the Borrower shall deliver to the Administrative Agent a schedule of all then outstanding Investments made pursuant to this clause (l) at a time when the Senior Leverage Ratio was less than 2.00 to 1.00;

(ak)	Section 7.05 (Restricted Payments) of the Credit Agreement shall be amended by:

(i)	inserting the text “; and” in replacement of the text “.” at the end of clause (g); and

(ii)	inserting a new clause (h) to read in its entirety as follows:
(h) any purchase or other acquisition on the Amendment No. 3 Effective Date of any Stock or Stock Equivalents of the Borrower from Lightship Capital LLC or any of its Affiliates made solely with the proceeds of the Initial A Loans (as defined in the Second Lien Credit Agreement as in effect on the Amendment No. 3 Effective Date) incurred under the Second Lien Credit Agreement to the extent disclosed in writing to and approved by the Administrative Agent and the Required Lenders.

(al)	Clause (i) of the proviso set forth in Section 7.09 (Burdensome Agreements) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:
(i) the Loan Documents or the Second Lien Credit Agreement,

(am)	Section 7.16 (Financial Covenants) of the Credit Agreement shall be amended by:

(i)	amending and restating clause (a) thereof as follows:

(a) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter of the Borrower set forth below to be less than the ratio set forth below opposite such period (provided that, notwithstanding any Fiscal Quarter not being included in the below, the Borrower shall include a reasonably detailed calculation of the Interest Coverage Ratio in the Compliance Certificate delivered pursuant to Section 6.01(c) with respect to such Fiscal Quarter):

Fiscal Quarters Ending	Minimum Interest Coverage Ratio
September 30, 2017	1.50 to 1:00
December 31, 2017	1.00 to 1:00
March 31, 2018	1.00 to 1:00
June 30, 2018	1.25 to 1:00
September 30, 2018	1.50 to 1:00
December 31, 2018	1.50 to 1:00
March 31, 2019	1.75 to 1:00
June 30, 2019	1.75 to 1:00
September 30, 2019 and the last day of each Fiscal Quarter ending thereafter	2.00 to 1:00

(ii)	amending and restating clause (b) thereof as follows:
(b) Senior Leverage Ratio. The Borrower shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such period (provided that, notwithstanding any Fiscal Quarter not being included in the below, the Borrower shall include a reasonably detailed calculation of the Senior Leverage Ratio in the Compliance Certificate delivered pursuant to Section 6.01(c) with respect to such Fiscal Quarter):

Fiscal Quarters Ending	Maximum Senior Leverage Ratio
September 30, 2017	6.00 to 1:00
December 31, 2017	8.50 to 1:00
March 31, 2018	8.50 to 1:00
June 30, 2018	6.25 to 1:00
September 30, 2018	4.00 to 1:00
December 31, 2018	3.75 to 1:00
March 31, 2019	3.25 to 1:00
June 30, 2019	3.25 to 1:00
September 30, 2019 and the last day of each Fiscal Quarter ending thereafter	3.00 to 1:00

(an)
Article VII (Negative Covenants) of the Credit Agreement shall be further amended by inserting the following new Sections 7.18 (Minimum Liquidity), 7.19 (Additional Charges) and 7.20 (Capital Expenditures) to read in their entirety as follows:

7.18    Minimum Liquidity. The Borrower shall not permit Liquidity as of the last Business Day of any calendar month, commencing on the calendar month ending August 31, 2017, to be less than $75,000,000, as demonstrated by a certificate of a Responsible Officer delivered within 15 days of the end of the relevant calendar month certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent.
7.19    Additional Charges. Commencing with the quarter ending September 30, 2017, the Borrower shall not permit the actual costs, expenses, losses and/or reductions in Consolidated Net Income experienced in connection with the Volund Project contracts with the counterparties listed on Exhibit A to Amendment No. 3 to exceed $25,000,000 on a cumulative basis.
7.20. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries in each fiscal year to exceed $27,500,000 for such fiscal year other than any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with the proceeds of insurance to repair replace any such assets or equipment that were lost, damaged or destroyed from a casualty or condemnation event.

(ao)	Clause (e) of Section 8.01 (Events of Default) of the Credit Agreement shall be amended by inserting the text underlined below and deleting the text stricken below to read in its entirety as follows:

(e) Cross-Default. (i) the Borrower or any of its ~~Material~~ Subsidiaries shall fail to make any payment on any recourse Indebtedness of the Borrower or any such ~~Material~~ Subsidiary (other than the Obligations (except Obligations under Secured Cash Management Agreements and Secured Hedge Agreements, which are expressly covered by this clause (e))) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness (x) having a principal amount in excess of ~~$50,000,000~~ $25,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, early termination event or otherwise), (y) incurred under the Second Lien Credit Agreement or (z) under any foreign revolving credit facility, whether committed or uncommitted, (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that clauses (ii) and (iii) above shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(ap)
The paragraph beginning with the reference “Last” of Section 8.03 (Application of Proceeds) of the Credit Agreement shall be amended by inserting the text underlined below to read in its entirety as follows:

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by the Intercreditor Agreement or any applicable Requirement of Law.

2.	Amendments to the Collateral Agreement.
The Collateral Agreement is, effective as of the Amendment No. 3 Effective Date, hereby amended as follows:
(a) Clause (b) of the definition of “Excluded Assets” in Section 1.1 (Definitions) of the Collateral Agreement in its entirety as follows: “(b) [reserved].”
(b) Section 2.1 (Grant of Security Interest) of the Collateral Agreement shall be amended by inserting the underlined text and renumbering the stricken language as follows:
(q)     all Deposit Accounts;
(r)    all Supporting Obligations;
(s)    all Letter-of-Credit Rights;
~~(q)~~ (t) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and”.

(d) Section 4 (Covenants) of the Collateral Agreement shall be amended by inserting the following as a new Sections 4.13 (Control Agreements) and 4.14 (Letter of Credit Rights) to read in its entirety as follows:
4.13.    Control Agreements. Except as otherwise provided in the Credit Agreement, each Grantor shall obtain an authenticated Control Agreement, from each bank holding a Deposit Account for, or from a Securities Intermediary or Commodities Intermediary issuing or holding any Financial Assets or commodities to or for, such Grantor, in a form that satisfies the requirements of Section 9-104(a)(2) of the New York UCC and otherwise in form and substance satisfactory to the Administrative Agent. No Grantor shall hereafter establish and maintain any Deposit Account (other than an Excluded Deposit Account), unless (1) the applicable Grantor shall have given the Administrative Agent 30 days prior written notice (or such shorter period as permitted by the Administrative Agent in its sole discretion) of its intention to establish such new Deposit Account with a depository bank and (2) such depository bank and such Grantor shall have duly executed and delivered to the Collateral Agent a Control Agreement with respect to such Deposit Account.
4.14.    Letter of Credit Rights. Each Grantor that is or becomes the beneficiary of Letters of Credit having a face amount of $100,000 or more in the aggregate, shall promptly (and in any event within 10 Business Days (or such longer period as shall be agreed to by Administrative Agent in its sole discretion) after becoming a beneficiary), notify Administrative Agent thereof and, upon the request by Administrative Agent, enter into a tri-party agreement (unless required otherwise by the Intercreditor Agreement) with Administrative Agent and the issuer or confirmation bank with respect to Letter of Credit Rights assigning such Letter-of-Credit Rights to Administrative Agent and directing all payments thereunder to Administrative Agent, all in form and substance satisfactory to Administrative Agent; provided, such agreements shall not be required for any Letter of Credit so long as the aggregate face amount of all such Letters of Credit not subject to an agreement does not exceed $500,000.

3.	Additional Agreements and Acknowledgments
(a)    The Borrower shall pay all outstanding fees, costs and expenses due to the Administrative Agent and the Lenders and to the Administrative Agent’s advisors, including Freshfields Bruckhaus Deringer US LLP (“Freshfields”) and FTI, within 3 Business Days of receiving the applicable invoice.
(b)    As soon as commercially reasonable and in no event later than 30 days after the date hereof (or such longer period as permitted by the Administrative Agent in its sole discretion), the Borrower and each other Loan Party shall execute and deliver Control Agreements with respect to each of the Loan Parties’ deposit accounts, securities accounts and commodities accounts except for Excluded Deposit Accounts.
(c)    As soon as commercially reasonable and in no event later than 60 days after the date hereof (or such longer period as permitted by the Administrative Agent in its sole discretion), the Borrower and each other Loan Party shall satisfy each of the requirements set forth under Section 6.23 (Real Property) with respect to each Material Real Property that is not already subject to a Mortgage as of the date hereof.
(d)    Upon the request of the Administrative Agent, the Borrower shall make commercially reasonable efforts to deliver, and cause its Subsidiaries to make commercially reasonably efforts to deliver, instruments and other documents granting or conveying to the Administrative Agent (for the benefit of the Secured Parties) a Lien in the property identified by the Administrative Agent of the Borrower’s Foreign Subsidiaries, to the extent that the Administrative Agent (in consultation with the Borrower or, solely with respect to any such grant or conveyance that is reasonably expected to result in the payment of aggregate tax liabilities of the Borrower and its Subsidiaries in excess of $5,000,000, with the consent of the Borrower, which shall not be unreasonably withheld or delayed) has reasonably determined that any adverse tax consequence of such grant or conveyance would not be material and significant.
(e)    The Borrower hereby acknowledges and agrees that Freshfields will continue to retain FTI following the Amendment No. 3 Effective Date to (i) conduct periodic reviews of the Borrower’s operations, consolidated  profit and loss statements and historic and forecast liquidity and (ii) conduct such other analyses of the operations, performance and financial condition of the Borrower and its Subsidiaries as the Administrative Agent may from time to time reasonably request. The Borrower and each other Loan Party agrees to cooperate with FTI in the performance of its duties and hereby affirms the Borrower’s obligations to reimburse the Administrative Agent for such expenses.
(f)    The Borrower and the other Loan Parties each acknowledge and agree that the breach or failure to comply in any respect with the terms and conditions of this Section 3 shall constitute an immediate Event of Default under Section 8.01 of the Credit Agreement.

4.	Effectiveness; Conditions Precedent.
The amendments contained herein shall only be effective upon the satisfaction or waiver of each of the following conditions precedent (the date of satisfaction or waiver, the “Amendment No. 3 Effective Date”):

(a)	the Administrative Agent shall have received each of the following documents or instruments in form and substance acceptable to the Administrative Agent:

(i)	counterparts of this Amendment executed by the Loan Parties and the Required Lenders;

(ii)
such documentation and other information as has been reasonably requested by the Administrative Agent at least two Business Days prior to the date hereof with respect to the Loan Parties in connection with this Amendment;

(iii)
(A) an executed copy of the Second Lien Credit Agreement, in form and substance satisfactory to the Administrative Agent and the Required Lenders, which Second Lien Credit Agreement shall be on terms no more favorable to the lenders thereunder than the terms of the Credit Agreement (as amended by this Amendment) to the Lenders, and (B) evidence of receipt by the Borrower of net proceeds from the incurrence of loans thereunder in an amount not less than $110,000,000;

(iv)
an executed copy of the Intercreditor Agreement with respect to the obligations under the Second Lien Credit Agreement, in form and substance satisfactory to the Administrative Agent and the Required Lenders, including with respect to prohibitions on the prepayment of the obligations thereunder;

(v)
a satisfactory opinion of the Loan Parties’ counsel regarding due execution, enforceability and non-contravention of agreements and law, in form and substance satisfactory to the Administrative Agent (and consistent in scope with the prior opinion delivered by the Loan Parties’ counsel to the Administrative Agent in connection with the Credit Agreement);

(vi)	the initial Budget;

(vii)	a perfection certificate, in form and substance satisfactory to the Administrative Agent;

(viii)
a list setting forth, as of December 31, 2016, each of the Borrower’s subsidiaries that are CFCs for which the “applicable earnings”, of a CFC (the “Reference CFC”) and the “applicable earnings” of any other CFC through which the Borrower holds the shares of the Reference CFC are, in the aggregate, less than $5,000,000. For the purposes of this clause (b)(vi), the term “applicable earnings” has the same meaning as in section 956(b)(1) of the Internal Revenue Code and the term “CFC” means any direct or indirect subsidiary of Company that is treated as a ‘controlled foreign corporation’ within the meaning of section 957(a) of the Internal Revenue Code;

(ix)
a certificate of the chief financial officer or treasurer of the Borrower certifying that as of the Effective Date (A) all of the representations and warranties in this Amendment are true and correct in all material respects (or, to the extent any such representation and warranty is modified by a materiality or Material Adverse Effect standard, in all respects) as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (or, to the extent any such representation and warranty is modified by a materiality or Material Adverse Effect standard, in all respects) as of such earlier date), (B) no Default shall exist, or would result from the occurrence of the Amendment No. 3 Effective Date and (C) that since December 31, 2016, there have not occurred any facts, circumstances, changes, developments or events which, individually or in the aggregate, have constituted or would reasonably be expected to result in, a Material Adverse Effect;

(x)	a solvency certificate, executed by a Responsible Officer of the Borrower in form and substance reasonably acceptable to the Administrative Agent; and

(xi)	executed copies of such security documentation as may be reasonably requested by the Administrative Agent.

(b)
without prejudice to, or limiting the Borrower’s obligations under, Section 10.04 (Expenses; Indemnity; Damage Waiver) of the Credit Agreement, all outstanding fees, costs and expenses due to the Administrative Agent and the Lenders, including on account of Freshfields and FTI, shall have been paid in full to the extent that the Borrower has received an invoice therefor (with reasonable and customary supporting documentation) at least two Business Days prior to the Amendment No. 3 Effective Date (without prejudice to any post-closing settlement of such fees, costs and expenses to the extent not so invoiced);

(c)
the Administrative Agent shall have received on account of (x) each Lender that consents to this Amendment, an amendment fee consisting of 30bps (0.30%) of the portion of the Revolving Credit Facility and (y) each Lender, an upfront fee consisting of 30bps (0.30%) of the portion of the Revolving Credit Facility, in each case, held by each such Lender after giving effect to the reduction of the Revolving Credit Facility as contemplated by this Amendment; and

(d)	each of the representations and warranties made by the Borrower in Section 5 hereof shall be true and correct.
The Administrative Agent agrees that it will, upon the satisfaction or waiver of the conditions contained in this Section 4, promptly provide written notice to the Borrower and the Lenders of the effectiveness of this Amendment.

5.	Representations and Warranties.
In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Lenders, for itself and for each other Loan Party, as follows:

(a)	that both immediately prior and immediately after giving effect to this Amendment, no Default exists;

(b)
the representations and warranties contained in the Credit Agreement (as amended hereby) are true and correct in all material respects on and as of the date hereof (except to the extent that such representations and warranties (i) specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) contain a materiality or Material Adverse Effect qualifier, in which case such representations and warranties shall be true and correct in all respects);

(c)
the execution, delivery and performance by the Borrower and the other Loan Parties of this Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or partnership action, including the consent of shareholders, partners and members where required, do not contravene any Loan Party or any of its Subsidiaries’ respective Constituent Documents, do not violate any Requirement of Law applicable to any Loan Party or any order or decree of any Governmental Authority or arbiter applicable to any Loan Party and do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person in order to be effective and enforceable;

(d)	this Amendment has been duly executed and delivered on behalf of the Borrower and the other Loan Parties;

(e)
this Amendment constitutes a legal, valid and binding obligation of the Borrower and the other Loan Parties enforceable against the Borrower and the other Loan Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, Debtor Relief Laws or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(f)
as of the date hereof, all Liens, security interests, assignments and pledges encumbering the Collateral, created pursuant to and/or referred to in the Credit Agreement or the other Loan Documents, are valid, enforceable, duly perfected to the extent required by the Loan Documents, non-avoidable, first priority liens, security interests, assignments and pledges (subject to Liens permitted by Section 7.02 of the Credit Agreement), continue unimpaired, are in full force and effect and secure and shall continue to secure all of the obligations purported to be secured in the respective Security Instruments pursuant to which such Liens were granted; and

(g)	the initial Budget has been prepared in good faith based upon assumptions of the Borrower reasonable at the time made.

6.	Consent, Acknowledgement and Reaffirmation of Indebtedness and Liens.
By its execution hereof, each Loan Party, in its capacity under each of the Loan Documents to which it is a party (including the capacities of debtor, guarantor, grantor and pledgor, as applicable, and each other similar capacity, if any, in which such party has granted Liens on all or any part of its properties or assets, or otherwise acts as an accommodation party, guarantor, indemnitor or surety with respect to all or any part of the Obligations), hereby:

(a)	expressly consents to the amendments and modifications to the Credit Agreement and the Collateral Agreement effected hereby;

(b)
expressly confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which it is a party is, and all of the obligations and liabilities of such Loan Party (including, without limitation, with respect to all Loans and all Letters of Credit) to the Administrative Agent, the Lenders and each other Secured Party contained in the Loan Documents to which it is a party (in each case, as amended and modified by this Amendment), are and shall continue to be, in full force and effect and are hereby reaffirmed, ratified and confirmed in all respects and, without limiting the foregoing, agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, guaranties, grants of security interests and covenants contained in the Loan Documents;

(c)
to the extent such party has granted Liens or security interests on any of its properties or assets pursuant to any of the Loan Documents to secure the prompt and complete payment, performance and/or observance of all or any part of its Obligations to the Administrative Agent, the Lenders, and/or any other Secured Party, acknowledges, ratifies, remakes, regrants, confirms and reaffirms without condition, all Liens and security interests granted by such Loan Party to the Administrative Agent for their benefit and the benefit of the Lenders, pursuant to the Credit Agreement and the other Loan Documents, and acknowledges and agrees that all of such Liens and security interests are intended and shall be deemed and construed to continue to secure the Obligations under the Loan Documents, as amended, restated, supplemented or otherwise modified and in effect from time to time, including but not limited to, the Loans made by, and Letters of Credit provided by, the Administrative Agent and the Lenders to the Borrower and/or the other Loan Parties under the Credit Agreement, and all extensions renewals, refinancings, amendments or modifications of any of the foregoing;

(d)	agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens and security interests granted in or pursuant to the Loan Documents; and

(e)
acknowledges and agrees that: (i) the Guaranty and any obligations incurred thereunder, have been provided in exchange for “reasonably equivalent value” (as such term is used under the Bankruptcy Code and applicable state fraudulent transfer laws) and “fair consideration” (as such term is used under applicable state fraudulent conveyance laws) and (ii) each grant or perfection of a Lien or security interest on any Collateral provided in connection with Loan Documents, this Amendment and/or any negotiations with the Administrative Agent and/or the Lenders in connection with a “workout” of the Obligations is intended to constitute, and does constitute, a “contemporaneous exchange for new value” (as such term is used in section 547 of the Bankruptcy Code).

7.	Releases; Waivers.

(a)
By its execution hereof, each Loan Party (on behalf of itself and its Affiliates) and its successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under any Loan Party, for its past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Administrative Agent, the Lenders and each of the other Secured Parties, and the Administrative Agent’s, each Lenders’ and each other Secured Party’s respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, covenants, controversies, damages, judgments, expenses, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any so called “lender liability” claims, claims for subordination (whether equitable or otherwise), interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses and incidental, consequential and punitive damages payable to third parties, or any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore have accrued against any of the Lender Parties under the Credit Agreement or any of the other Loan Documents, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof, in all cases of the foregoing in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”), in each case, other than Claims arising from Lender Parties’ gross negligence, fraud, or willful misconduct. Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 7.

(b)
By its execution hereof, each Loan Party hereby (i) acknowledges and confirms that there are no existing defenses, claims, subordinations (whether equitable or otherwise), counterclaims or rights of recoupment or setoff against the Administrative Agent, the Lenders or any other Secured Parties in connection with the Obligations or in connection with the negotiation, preparation, execution, performance or any other matters relating to the Credit Agreement, the other Loan Documents or this Amendment and (ii) expressly waives any setoff, counterclaim, recoupment, defense or other right that such Loan Party now has against the Administrative Agent, any Lender or any of their respective affiliates, whether in connection with this Amendment, the Credit Agreement and the other Loan Documents, the transactions contemplated by this Amendment or the Credit Agreement and the Loan Documents, or any agreement or instrument relating thereto.

8.	Entire Agreement.
This Amendment, the Credit Agreement (including giving effect to the amendments set forth in Section 1 above), the Collateral Agreement (including giving effect to the amendment set forth in Section 2 above) and the other Loan Documents (collectively, the “Relevant Documents”), set forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to any other party in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

9.	Full Force and Effect of Credit Agreement.
This Amendment is a Loan Document (and the Borrower and the other Loan Parties agree that the “Obligations” secured by the Collateral shall include any and all obligations of the Loan Parties under this Amendment). Except as expressly modified hereby, all terms and provisions of the Credit Agreement and all other Loan Documents remain in full force and effect and nothing contained in this Amendment shall in any way impair the validity or enforceability of the Credit Agreement or the Loan Documents, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein. This Amendment shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with Administrative Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by Administrative Agent or any Lender to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except in each case as expressly set forth herein. The Borrower acknowledges and expressly agrees that Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents (subject to any qualifications set forth therein), as amended herein.

10.	Counterparts; Effectiveness.
This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4 above, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, electronic email or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

11.	Governing Law; Jurisdiction; Waiver of Jury Trial.
THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Sections 10.04, 10.14 and 10.15 of the Credit Agreement are hereby incorporated by herein by this reference.

12.	Severability.
If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.	References.
All references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement and each reference to the “Credit Agreement”, (or the defined term “Agreement”, “thereunder”, “thereof” of words of like import referring to the Credit Agreement) in the other Loan Documents shall mean and be a reference to the Credit Agreement as amended hereby and giving effect to the amendments contained in this Amendment. All references in the Collateral Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Collateral Agreement and each reference to the “Collateral Agreement”, (or the defined term “Agreement”, “thereunder”, “thereof” of words of like import referring to the Collateral Agreement) in the other Loan Documents shall mean and be a reference to the Collateral Agreement as amended hereby and giving effect to the amendments contained in this Amendment.

14.	Successors and Assigns.
This Amendment shall be binding upon the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Administrative Agent and the respective successors and assigns of the Borrower, the Lenders and the Administrative Agent.

15.	Lender Acknowledgment.
Each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder (including, without limitation, the Restricted Payment contemplated by Section 7.05(h) of the Credit Agreement, as amended by this Amendment) to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BABCOCK & WILCOX ENTERPRISES, INC.

By:     /s/ Orville Lunking
Name: Orville Lunking
Title:    Vice President & Treasurer

Acknowledged and Agreed for purposes of Sections 2, 3, 6, 7 and 9 of the Amendment:

AMERICON EQUIPMENT SERVICES, INC.
AMERICON, LLC
BABCOCK & WILCOX CONSTRUCTION CO., LLC
BABCOCK & WILCOX EBENSBURG POWER, LLC
BABCOCK & WILCOX EQUITY INVESTMENTS, LLC
BABCOCK & WILCOX HOLDINGS, INC.
BABCOCK & WILCOX INDIA HOLDINGS, INC.
BABCOCK & WILCOX INTERNATIONAL SALES AND SERVICE CORPORATION
BABCOCK & WILCOX INTERNATIONAL, INC.
BABCOCK & WILCOX MEGTEC HOLDINGS, INC.
BABCOCK & WILCOX MEGTEC, LLC
BABCOCK & WILCOX SPIG, INC.
BABCOCK & WILCOX TECHNOLOGY, LLC
BABCOCK & WILCOX UNIVERSAL, INC.
DELTA POWER SERVICES, LLC
DIAMOND OPERATING CO., INC.
DIAMOND POWER AUSTRALIA HOLDINGS, INC.
DIAMOND POWER CHINA HOLDINGS, INC.
DIAMOND POWER EQUITY INVESTMENTS, INC.
DIAMOND POWER INTERNATIONAL, LLC
DPS ANSON, LLC
DPS BERLIN, LLC
DPS CADILLAC, LLC
DPS FLORIDA, LLC
DPS GREGORY, LLC
DPS MECKLENBURG, LLC
DPS PIEDMONT, LLC

By:     /s/ Robert P. McKinney
Name: Robert P. McKinney
Title:    Assistant Secretary

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

EBENSBURG ENERGY, LLC
MEGTEC ENERGY & ENVIRONMENTAL LLC
MEGTEC INDIA HOLDINGS, LLC
MEGTEC SYSTEMS AUSTRALIA INC.
MEGTEC TURBOSONIC TECHNOLOGIES, INC.
MTS ASIA, INC.
O&M HOLDING COMPANY
PALM BEACH RESOURCE RECOVERY CORPORATION
POWER SYSTEMS OPERATIONS, INC.
SOFCO – EFS HOLDINGS LLC
THE BABCOCK & WILCOX COMPANY
UNIVERSAL AET HOLDINGS, LLC
UNIVERSAL SILENCER MEXICO II, LLC
UNIVERSAL SILENCER MEXICO, LLC
UNIVERSAL SILENCER PROPERTIES I, LLC
UNIVERSAL SILENCER PROPERTIES II, LLC
UNIVERSAL SILENCER PROPERTIES III, LLC

By:     /s/ Robert P. McKinney
Name: Robert P. McKinney
Title:    Assistant Secretary

EBENSBURG INVESTORS LIMITED PARTNERSHIP

By: BABCOCK & WILCOX EBENSBURG POWER,             LLC, as General Partner

By:     /s/ Robert P. McKinney
Name: Robert P. McKinney
Title:    Assistant Secretary

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

Administrative Agent:

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Bridgett J. Manduk Mowry
Name: Bridgett J. Manduk Mowry
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

Lenders:

BANK OF AMERICA, N.A., as Lender and Swing Line Lender

By: /s/ Stefanie Tanwar
Name: Stefanie Tanwar
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

BNP Paribas, as Lender
By: /s/ Todd Rodgers
Name: Todd Rodgers
Title: Director
By: /s/ Mary-Ann Wong
Name: Mary-Ann Wong
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

JPMORGAN CHASE BANK, N.A., as Lender
By: /s/ Antje B. Focke
Name: Antje B. Focke
Title: Executive Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

WELLS FARGO BANK, N.A., as Lender
By: /s/ Reginald T. Dawson
Name: Reginald T. Dawson
Title: Senior Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender
By: /s/ Michael D. Novellino
Name: Michael D. Novellino
Title: Director
By: /s/ Scott Obeck
Name: Scott Obeck
Title: Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

TD BANK, N.A., as a Lender
By: /s/ Craig Welch
Name: Craig Welch
Title: Senior Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

COMPASS BANK DBA BBVA COMPASS, as Lender
By: /s/ Khoa Duong
Name: Khoa Duong
Title: Senior Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By: /s/ William J. Umscheid
Name: William J. Umscheid
Title: Senior Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender
By: /s/ Lauren Hom
Name: Lauren Hom
Title: Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

CITIZENS BANK OF PENNSYLVANIA, as a Lender
By: /s/ Jeffrey Mills
Name: Jeffrey Mills
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

BRANCH BANKING AND TRUST COMPANY, as a Lender
By: /s/ Ian Phillips
Name: Ian Phillips
Title: SVP

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

THE NORTHERN TRUST COMPANY, as a Lender
By: /s/ Robert P. Veltman
Name: Robert P. Veltman
Title: VP

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

THE BANK OF NOVA SCOTIA, as a Lender
By: /s/ John Pagazani
Name: John Pagazani
Title: Director
By: /s/ Justin Mitges
Name: Justin Mitges
Title: Senior Manager

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Mark Starnes
Name: Mark Starnes
Title: Vice President

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender
By: /s/ Yuriy A. Tsyganov
Name: Yuriy A. Tsyganov
Title: Director

[Babcock & Wilcox Enterprises, Inc.
Amendment No. 3 to Credit Agreement
Signature Page]

EXHIBIT A

Specified Volund Counterparties

•	Margam

•	Templeborough

•	Teesside

•	Dunbar

•	ARC

•	SKV40